FILE NO. 333-148864
FILED UNDER RULE 424(b)(3)

PROSPECTUS SUPPLEMENT No. 2

to Prospectus dated August 12, 2008

MYR GROUP INC.

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This prospectus supplement supplements the prospectus dated August 12, 2008, as supplemented, relating to the resale of up to 19,690,777 shares of our common stock by certain of our stockholders. The prospectus was filed as part of our Registration Statement on Form S-1 (File No. 333-148864).

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Additional Information

On September 4, 2008, MYR Group, Inc. (the "Company") announced that the Company's common stock, par value $0.01 per share ("Common Stock"), was approved for listing on the Nasdaq Global Market.  Trading of the common stock on the OTC Bulletin Board will cease after 4:00 p.m. on Monday, September 8, 2008 and trading of the common stock on the Nasdaq Global Market will commence when the Nasdaq Global Market opens for trading on Tuesday, September 9, 2008.
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Investing in our common stock involves risks. You should read the section of our Prospectus entitled “Risk Factors” beginning on page 13 for a discussion of certain risk factors that you should consider before investing in our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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You should rely on information contained in this prospectus supplement, the prospectus or in any related free writing prospectus filed with the Securities and Exchange Commission and used or referred to in an offering to you of these securities. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

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September 4, 2008